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                        [PENNZOIL COMPANY LETTERHEAD]




                                                               February 10, 1997




Mr. Donald A. Frederick
1706 Beacon Cove Court
Katy, Texas  77450

Dear Don:

              Pennzoil Company hereby offers to employ you as Executive Vice President of Pennzoil Exploration and Production Company effective as of February 10, 1997. Pennzoil understands that because of certain contractual commitment to your prior employer you may be unable to commence your services for Pennzoil until the elapse of up to 90 days. If you are unable to commence employment promptly, this agreement shall nevertheless be effective provided you commence working for Pennzoil not later than 90 days from the date hereof.

              The following will apply to your employment with Pennzoil:

       1. Your annual base salary will be $300,000 payable in biweekly amounts of $11,538.46.

       2. You will be eligible for annual bonus opportunities commensurate with your pay and responsibility levels.

       3. You will participate in Pennzoil's Long-Term Incentive Plan with target award levels commensurate with your pay and responsibility levels.

       4. You will be granted on the date hereof, nonqualified stock options on 20,000 shares of Pennzoil common stock with each option having an option exercise price equal to the fair market value of one share of such common stock on the date hereof, and having other terms and conditions customarily applicable to executive stock options.

       5. You will be granted on the date hereof 2,000 conditional stock units under Pennzoil's Conditional Stock Award Programs.
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Mr. Donald A. Frederick               - 2 -                    February 10, 1997

       6. You will participate in Pennzoil's other compensation programs applicable to executives generally, including the Executive Severance Program, Benefits Acceleration Agreement, Salary Continuation Program, Medical Expenses Reimbursement Plan, Supplemental Disability Plan and Supplemental Life Insurance Plan.

       7. You will receive a perquisites allowance appropriate for your responsibility level.

       8. The grants of awards and participations described herein shall all be conditioned upon your becoming actively employed by Pennzoil within 90 days of the date hereof, and your salary shall not commence until that date.

       9.     You will be entitled to five weeks annual paid vacation.

              If you are in agreement with the foregoing, please sign and return one copy of this agreement to me.

                                                    Very truly yours,


                                                    /s/  James L. Pate
                                                    James L. Pate


Accepted and agreed to this
10th day of February, 1997.


/s/ DONALD A. FREDERICK
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Donald A. Frederick